UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 17, 2026

ASPIRA WOMEN’S HEALTH INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34810	33-0595156
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

12117 Bee Caves Road, Building III, Suite 100

Austin, TX 78738

(Address of principal executive office) (Zip Code)

(512) 519-0400

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	AWHL	OTC QX Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2026, Michael Buhle ceased serving as Chief Executive Officer of Aspira Women's Health Inc. (the "Company"). Effective June 17, 2026, the board of directors (the “Board”) of the Company appointed John Fraser, the Company’s current Chairman of the Board, to serve as its Interim Chief Executive Officer while a search of internal and external candidates is conducted. Mr. Fraser will also serve as the Company’s Principal Executive Officer.

Mr. Buhle’s departure was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. The Company and Mr. Buhle are discussing a separation agreement in connection with his departure, but the terms have not been finalized as of the date of this Current Report on Form 8-K. The Company will amend this Current Report on Form 8-K to disclose any additional information required by Item 5.02, including the material terms of any separation agreement, within four business days after such information is determined or becomes available.

Mr. Fraser, age 66, is the co-founder and co-portfolio manager of Seamark Capital, a fundamentals-based proprietary research growth equities asset management advisor. Mr. Fraser holds a B.S. in Business Administration with emphasis in Economics from Bowling Green State University, and an MBA with emphasis in Finance from The Ohio State University.

There are no arrangements or understandings between Mr. Fraser and any other persons pursuant to which he was appointed to his positions with the Company. There are no family relationships between Mr. Fraser and any director or executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 22, 2026

ASPIRA WOMEN’S HEALTH INC.

By:	/s/ John Strahley
Name:	John Strahley
Title:	Chief Financial Officer